EXHIBIT 99.2
SUPPLEMENTAL ANALYSIS DATA
DECEMBER 31, 2005

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
HIGHLIGHTED EARNINGS ITEMS
THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004
($ in millions, except per share amounts)

	Impact on Net Income		Impact on Diluted EPS
	Three Months Ended Dec. 31,		Three Months Ended Dec. 31,
	2004	2005	2004	2005

Life Operations

Regulatory and related matters
Charge for certain regulatory investigations	$—	$(29)	$—	$(0.09)
Settlement of certain annuity contracts	—	(18)	—	(0.06)
Termination of a provision of an agreement with a mutual fund distribution partner	—	(22)	—	(0.07)
Additional net tax benefits	14	32	0.05	0.10

Property and Casualty Operations

Catastrophe impacts and assessments
Catastrophe losses and reinstatement premiums	(19)	(85)	(0.06)	(0.27)
Hurricane-related assessments	—	(32)	—	(0.10)

Net realized capital gains (losses) not included in core earnings	23	(31)	0.08	(0.10)

Total Highlighted Earnings Items	$18	$(185)	$0.07	$(0.59)

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY SUPPLEMENTAL INFORMATION
THREE MONTHS ENDED DECEMBER 31, 2005
($ in millions, before-tax)

	Three Months Ended December 31, 2005
	Business	Personal	Specialty	Ongoing	Other	Total
	Insurance	Lines	Commercial	Operations	Operations	P&C
Catastrophe Impacts and Assessments

Gross incurred claim and claim adjustment expenses for current accident year catastrophes	$209	$140	$263	$612	$—	$612

Ceded claim and claim adjustment expenses for current accident year catastrophes	158	133	202	493	—	493

Net incurred claim and claim adjustment expenses for current accident year catastrophes	$51	$7	$61	$119	$—	$119

Reinstatement premium ceded to reinsurers	$2	$3	$8	$13	$—	$13

Hurricane related assessments	$25	$24	$—	$49	$—	$49

Prior Year Impacts

Prior year loss and loss adjustment expenses [1]	$36	$15	$10	$61	$26	$87

[1]	Included in prior year loss and loss adjustment expenses for the three months ended December 31, 2005 is adverse development primarily related to strengthening of general liability reserves in Business Insurance and all prior year development on catastrophe losses.

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THE HARTFORD FINANCIAL SERVICES GROUP, INC.
PROPERTY & CASUALTY SUPPLEMENTAL INFORMATION
YEAR ENDED DECEMBER 31, 2005
($ in millions, before-tax)

	Year Ended December 31, 2005
	Business	Personal	Specialty	Ongoing	Other	Total
	Insurance	Lines	Commercial	Operations	Operations	P&C
Catastrophe Impacts and Assessments

Gross incurred claim and claim adjustment expenses for current accident year catastrophes	$337	$394	$594	$1,325	$—	$1,325

Ceded claim and claim adjustment expenses for current accident year catastrophes	248	296	430	974	—	974

Net incurred claim and claim adjustment expenses for current accident year catastrophes	$89	$98	$164	$351	$—	$351

Reinstatement premium ceded to reinsurers	$16	$31	$26	$73	$—	$73

Hurricane related assessments	$33	$31	$—	$64	$—	$64

Prior Year Impacts

Prior year loss and loss adjustment expenses [1]	$22	$(95)	$109	$36	$212	$248

[1]	Included in prior year loss and loss adjustment expenses for the year ended December 31, 2005 is development on prior year catastrophe losses.

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